EX-28.j.1.

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Arrangements to disclose portfolio holdings to service providers and fiduciaries”, “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information and to the use of our report dated March 1, 2019, with respect to the financial statements of  SMA Relationship Trust - Series G, SMA Relationship Trust - Series M  and SMA Relationship Trust - Series T for the year ended December 31, 2018 which is incorporated by reference in Post-Effective Amendment No. 43 to the Registration Statement (Form N-1A Nos. 333-104218  and 811-21328) of SMA Relationship Trust.

/s/ Ernst & Young LLP

New York, New York

April 29, 2019